Second Quarter Report - 2019

Dear Fellow Shareholders:
I am proud to report record net income and diluted earnings per share for the first half of 2019 of $27.5 million and $1.76, respectively, representing a 10% increase over the first six months last year. We continue to grow our franchise through new and existing customer relationships, a disciplined approach to lending and a focus on deposit gathering. We remain committed to deepening and building upon our already trusted relationships with our shareholders, customers, employees and communities to deliver long-term value to all of our constituents.
While the current interest rate environment and economic cycle is volatile and uncertain at times, we continue to manage our business with a focus on our key goals and principles, including organic growth, profitability and strong credit quality. We continue to utilize a disciplined approach across our business lines to drive our long-term success.
Financial performance. I am pleased to report continued strong financial performance. Total assets grew 6% over the past year to $4.4 billion at June 30, 2019, driven by loan growth of 8% and deposit growth of 18%. Over this same time period, core deposits, which includes checking, savings and money market accounts, have grown 14% and, at June 30, 2019, represented 69% of our total funding, compared to 64% a year ago. Core deposits generally provide a more stable and lower funding cost than other funding alternatives, and are critical to our short- and long-term financial success. The growth within our deposit base over the past year has driven the improvement of our loan-to-deposit ratio to 86% at June 30, 2019, compared to 94% at June 30, 2018. We expect our ability to grow deposits and maintain a solid loan-to-deposit ratio for our market will continue to position us well as interest rates fluctuate.
Net income for the second quarter of 2019 increased 8% over the second quarter last year, and earnings per diluted share increased 9% over the same period. Our return on average assets for the second quarter of 2019 was 1.21%, and our return on assets was 11.63% over the same period, compared to 1.19% and 12.10%, respectively, for the same period last year. Net income growth over this period was directly attributable to our disciplined approach to growing the franchise and maintaining our commitment to you, the shareholder, of creating shareholder value. Our financial success is the result of a dynamic and experienced team that is able to identify and proactively manage risks. For example, with the recent shifts in the current interest rate environment, we have taken measured steps to improve our overall risk posture and reduce the impact to earnings should interest rates fall.
For the second quarter of 2019, our efficiency ratio, which measures the cost of earning a dollar of revenue, was 57.27%, compared to 58.39% for the comparable period last year. We are committed to being an efficient and effective organization, which includes making strategic investments now to contribute to our long-term success. We continue to invest in our people and cutting-edge technology to drive great customer experiences and revenue, as well as to protect our customers and the Company from cyber-threats.

Our share repurchase program is an important part of our capital management strategy and is a tool we use prudently. As of June 30, 2019, we repurchased 166,778 shares of the Company’s common stock at a weighted average price of $42.62 per share.

Accomplishments and recognitions. Recently, S&P Global Market Intelligence included Camden National Bank in its list of top 50 best-performing community banks with assets ranging from $3-10 billion. Additionally, Bankrate.com named us the most popular bank in Maine based on Federal Deposit Insurance Corp (“FDIC”) data. As of the end of the second quarter of 2019, our donations to homeless shelters through our unique Hope@Home program surpassed $400,000, an exciting milestone for us as we deepen our commitment to the communities we serve, including those in need of vital assistance.

We are honored and humbled by these recognitions which reflect the impact of our collective dedication, spirit and passion to be the very best each and every day. On behalf of each of our employees and board directors, I thank you for your ongoing support and dedication.

Sincerely,
Gregory A. Dufour
President and Chief Executive Officer

Financial Highlights (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2019	2018	2019	2018
Earnings and Dividends
Net interest income	$31,573	$29,481	$63,468	$58,383
Provision for credit losses	1,173	983	1,917	486
Non-interest income	10,037	9,501	19,426	18,305
Non-interest expense	23,958	22,895	46,741	45,199
Income before taxes	16,479	15,104	34,236	31,003
Income taxes	3,275	2,887	6,759	5,966
Net income	$13,204	$12,217	$27,477	$25,037
Diluted earnings per share	$0.85	$0.78	$1.76	$1.60
Cash dividends declared per share	0.30	0.30	0.60	0.55
Performance Ratios
Return on average assets	1.21%	1.19%	1.27%	1.24%
Return on average equity	11.63%	12.10%	12.36%	12.50%
Net interest margin (fully-taxable equivalent)	3.11%	3.10%	3.14%	3.10%
Efficiency ratio[1]	57.27%	58.39%	56.07%	58.57%
Balance sheet (end of period)
Investments			$933,100	$916,977
Loans and loans held for sale			3,113,437	2,880,185
Allowance for loan losses			26,163	23,668
Total assets			4,447,038	4,192,662
Deposits			3,591,610	3,056,119
Borrowings			310,638	661,393
Shareholders' equity			467,759	408,819
Book Value per Share and Capital Ratios
Book value per share			$30.26	$26.25
Tangible book value per share[1]			23.88	19.87
Tangible common equity ratio[1]			8.49%	7.56%
Tier I leverage capital ratio			9.51%	9.30%
Total risk-based capital ratio			14.12%	14.33%
Asset Quality
Allowance for loan losses to total loans			0.84%	0.83%
Net charge-offs to average loans (annualized)			0.03%	0.07%
Non-performing loans to total loans			0.48%	0.69%
Non-performing assets to total assets			0.34%	0.48%
1 This is a non-GAAP measure. A reconciliation of non-GAAP to GAAP financial measures can be found in the Company's earnings release dated and filed with the SEC on July 30, 2019.

A complete set of financial statements for Camden National Corporation may be obtained upon written request to Camden National Corporation, P.O. Box 310, Camden, Maine 04843.